Exhibit 3.18(c)

CERTIFICATE OF AMENDMENT TO

CERTIFICATE OF INCORPORATION

OF

ROBERT J. BAER, INCORPORATED

TO:	Secretary of State

State of New Jersey

Pursuant to the provisions of Section 14A:9-2(4) and Section 14A:9-4(3), of corporations, in general, of the New Jersey Statutes, the undersigned corporation executes the following Certificate of Amendment to a Certificate of Incorporation:

1.	The name of the corporation is: Robert J. Baer, Incorporated

2.	The following Amendment to the Certificate of Incorporation was approved by the Directors and thereafter duly adopted by the Shareholders of the Corporation on the 24th day of September, 1993.

Resolved, that Article 1 of the Certificate of Incorporation be amended to read as follows:

The name of the Corporation is Baer Concrete, Incorporated.

3.	The number of shares outstanding at the time of the adoption of the Amendment was 230. The total number of shares entitled to vote thereon was 230.

4.	The number of shares voting for and against such Amendment is as follows:

Number of shares voting for Amendment: 230

Number of shares voting against Amendment: 0

5.	The effective date of this Amendment to the Certificate of Incorporation shall be the date of filing.

Dated this 27th day of September, 1993.

/s/ Michael D. Mitschele
Michael D. Mitschele, Chairman/President